EXHIBIT 99

Contact:	Bill Lackey	FOR IMMEDIATE RELEASE
	Director, Investor Relations	Moved On PR Newswire
	Corporate	Date: June 13, 2007
310.615.1700
blackey3@csc.com

Mike Dickerson
Director, Media Relations
Corporate
310.615.1647
mdickers@csc.com

CSC REPORTS FOURTH QUARTER RESULTS

Company Meets or Exceeds Latest Guidance on Revenue, Earnings and Free Cash Flow

          EL SEGUNDO, Calif., June 13 -- Computer Sciences Corporation (NYSE: CSC) today reported results for its fiscal 2007 fourth quarter, ended March 30, 2007. Net earnings of $249.7 million, or $1.42 per share (diluted), included a special pre-tax charge related to the restructuring program announced on April 4, 2006, of $36.2 million, or 14 cents per share. Diluted earnings per share from continuing operations, excluding the special items, were $1.56. This year’s quarter also includes a 4 cent adverse impact of legal and related expenses for the stock option investigation and a 5 cent impact of interest expense accruals and other adjustments primarily related to income tax accounting errors described below. Last year’s fourth quarter earnings per share from continuing operations, as restated, excluding special items and a charge resulting from the cumulative effect of adoption of FIN 47, were 94 cents.

          For the year ended March 30, 2007, net earnings of $388.8 million, or $2.16 per share (diluted), included an after-tax net special charge of $262.0 million, or $1.46 per share (diluted) related to the restructuring charge mentioned above.

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Computer Sciences Corporation - Page 2	June 13, 2007

          As previously announced, CSC discovered significant errors in its accounting for tax liabilities in fiscal years 2000 through 2006 and other insignificant errors. The most significant of these errors related to the tax accounting for the amortization of tax bases of assets contributed to a consolidated affiliate. In addition, errors were identified in accounting for income tax liabilities related to foreign operations, as well as favorable adjustments in the preparation of U.S. federal tax returns. As a result of these changes, interest and penalties were accrued. The company also identified a correction required with respect to the accounting for the sale of licenses for a software product. The total effect of the errors resulted in a reduction of net income of $22.2 million and $90.7 million for fiscal years 2007 and 2006, respectively. These have resulted in dilutive earnings per share reductions of $0.12 and $0.48 for fiscal years 2007 and 2006, respectively.

          Revenue for the quarter was $4.05 billion, up 4.0% (approximately 3% in constant currency) compared with the same period last year. Solid revenue growth from CSC’s North American Public Sector (formerly U.S. Federal Sector) activities as well as the company’s operations in Europe, Australia and Asia were somewhat offset by a decline in U.S. commercial revenue. Revenue for fiscal 2007 was $14.9 billion, up 1.5% (down less than 0.5% in constant currency) over last year’s comparable 12-month period.

           For the fourth quarter, CSC’s North American Public Sector revenue increased 4.8% to $1.43 billion from $1.37 billion for the fourth quarter of fiscal 2006. Revenue derived from CSC’s DoD-related business was $978.4 million, up 6.4% from last year’s $919.5 million. A combination of new business awards and growth on existing contracts contributed to this DoD growth. Additionally, the December 2006 acquisition of DataTrac provided incremental revenue. CSC’s civil agencies activities generated revenue of $415.1 million, down slightly compared to $417.9 million last year. The decline was primarily caused by reduced tasking on projects from various departments and agencies. Other North American Public Sector revenue, comprised of state, local and foreign government as well as commercial contracts performed by the North American Public Sector, was $38.0 million, up from last year’s $28.9 million.

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Computer Sciences Corporation - Page 3	June 13, 2007

          Fourth quarter global commercial revenue was $2.61 billion, up 3.5% (down approximately 2% in constant currency) compared to $2.53 billion in the year-ago quarter. U.S. commercial revenue was $991.1 million, down 3.0% compared with $1.02 billion last year. European revenue was $1.23 billion, compared to $1.13 billion for the fourth quarter last year, up 8.8% (down approximately 1% in constant currency). CSC's non-European international revenue was $388.5 million, up 5.3% (up less than 0.5% in constant currency) compared with last year’s $369 million.

The company’s cash and marketable securities at March 30, 2007, were $1.05 billion, an increase of $324.1 million in the fourth quarter, resulting primarily from strong cash flow from operations.

          Major announced business awards for the fourth quarter were $4.3 billion, bringing the full-year total to approximately $16.9 billion, up about 40% from last year. This annual total represents the highest announced amount in the company’s history. The $16.9 billion total is comprised of 55% federal and 45% commercial awards.

          The company’s U.S. federal pipeline of opportunities over the next 22 months is approximately $44 billion, up nearly 35% from the same time last year, and is comprised of more than 500 programs across a broad spectrum of government agencies and departments. Of the total pipeline, approximately $22 billion is scheduled for award in the current fiscal year.

          “Our fourth quarter results continued to display our solid operational progress in a transition year,” said CSC President and Chief Executive Officer Michael W. Laphen. “We are pleased with the year’s performance, and our record awards total positions the company for improved growth. Our U.S. federal government activities continue to illustrate CSC’s leading position in the federal information technology services market. We anticipate that the quality and quantity of our federal and commercial pipelines will provide us with engagements enhancing our operational progress going forward.

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Computer Sciences Corporation - Page 4	June 13, 2007

          “For fiscal 2008, ending March 28, 2008, we anticipate revenue to be up approximately 6% to 7%, excluding the Covansys acquisition impact, and earnings per share to be in the $4.00 to $4.20 range, excluding special items including expenses related to restructuring and a retirement agreement. For the first quarter, ending June 29, we anticipate revenue to be in the range of $3.7 billion to $3.8 billion and earnings per share, excluding special items, to be in the 65 cent to 75 cent range.”

          As announced in the company’s press release dated June 12, 2007, a teleconference will be held today at 5:00 p.m. EDT to discuss the fourth quarter results. This teleconference can be accessed from the CSC Web site at www.csc.com/investorrelations, in a listen-only mode.

          Computer Sciences Corporation is a leading global IT services company. CSC’s mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 79,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC’s own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.9 billion for the 12 months ended Mar. 30, 2007. For more information, visit the company’s Web site at www.csc.com.

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Computer Sciences Corporation - Page 5	June 13, 2007

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the Company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in CSC’s Form 10-Q for the quarter ended December 29, 2006. The Company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

Note to Analysts and Editors: Please see attached tables.

Computer Sciences Corporation - Page 6		June 13, 2007

Revenues by Segment
(unaudited)

	Fourth Quarter Ended
	March 30,	March 31,	% of Total
(In millions)	2007	2006	Fiscal 2007	Fiscal 2006
		(As Restated)		(As Restated)
U.S. Commercial	$991.1	$1,021.4	24%	26%
Europe	1,234.7	1,135.0	31	29
Other International	388.5	369.0	10	9
Global Commercial sector	2,614.3	2,525.4	65	65

Department of Defense	978.4	919.5	24	24
Civil agencies	415.1	417.9	10	10
Other (1)	38.0	28.9	1	1
North American Public sector	1,431.5	1,366.3	35	35

	$4,045.8	$3,891.7	100%	100%

	Twelve Months Ended
	March 30,	March 31,	% of Total
(In millions)	2007	2006	Fiscal 2007	Fiscal 2006
		(As Restated)		(As Restated)
U.S. Commercial	$3,872.9	$4,047.7	26%	28%
Europe	4,146.3	4,176.8	28	28
Other International	1,487.1	1,360.5	10	9
Global Commercial sector	9,506.3	9,585.0	64	65

Department of Defense	3,593.8	3,368.9	24	23
Civil agencies	1,600.1	1,544.3	11	11
Other (1)	156.4	140.8	1	1
North American Public sector	5,350.3	5,054.0	36	35

	$14,856.6	$14,639.0	100%	100%

(1)	Other revenues consist of state, local and foreign government as well as commercial contracts performed by the North American Public reporting sector.

Computer Sciences Corporation - Page 7	June 13, 2007

Consolidated Statements of Income
(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
(In millions except per-share amounts)	March 30,	March 31,	March 30,	March 31,
	2007	2006	2007	2006
		(As Restated)		(As Restated)
Revenues	$4,045.8	$3,891.7	$14,856.6	$14,639.0

Costs of services	3,135.3	3,067.9	11,817.8	11,724.0
Selling, general and administrative	233.0	229.2	916.4	862.5
Depreciation and amortization	284.4	279.5	1,073.6	1,091.8
Interest expense	46.4	33.8	175.2	120.9
Interest income	(7.6)	(12.7)	(49.5)	(40.8)
Special items	36.2	25.3	316.1	77.3

Total costs and expenses	3,727.7	3,623.0	14,249.6	13,835.7

Income before taxes	318.1	268.7	607.0	803.3
Taxes on income	68.4	105.6	218.2	332.2

Income from continuing operations	249.7	163.1	388.8	471.1

Gain on the sale of discontinued operations, net of taxes				61.3

Discontinued operations, net of taxes				61.3
Cumulative effect of change in accounting principle, net of taxes		(4.3)		(4.3)

Net income	$249.7	$158.8	$388.8	$528.1

Earnings per share:
Continuing operations	$1.44	$0.87	$2.21	$2.54
Discontinued operations				0.33
Cumulative effect of change in accounting principle, net of taxes		(0.02)		(0.02)
Basic*	$1.44	$0.85	$2.21	$2.84

Continuing operations	$1.42	$0.86	$2.16	$2.51
Discontinued operations				0.33
Cumulative effect of change in accounting principle, net of taxes		(0.02)		(0.02)
Diluted*	$1.42	$0.84	$2.16	$2.81

Average common shares outstanding for:
Basic EPS	173.062	186.711	176.263	185.693
Diluted EPS	176.397	189.683	179.733	187.984

Earnings before special, interest, taxes	$393.2	$315.1	$1,048.8	$960.7

*Amounts may not add due to rounding.

Computer Sciences Corporation - Page 8	June 13, 2007

Selected Balance Sheet Data
(unaudited)

	March 30,	March 31,
(In millions)	2007	2006
		(As Restated)
Assets
Cash and cash equivalents	$1,050.1	$1,290.7
Receivables, net of allowance for doubtful accounts	4,184.3	3,732.6
Prepaid expenses and other current assets	1,472.0	1,268.9
Total current assets	6,706.4	6,292.2

Property and equipment, net	2,539.1	2,320.1
Outsourcing contract costs, net	1,029.5	1,175.3
Software, net	513.3	453.3
Goodwill, net	2,505.2	2,306.3
Other assets	437.0	474.5
Total assets	$13,730.5	$13,021.7

Liabilities
Short-term debt and current maturities of long-term debt	$93.7	$85.3
Accounts payable	855.7	705.1
Accrued payroll and related costs	732.5	707.5
Other accrued expenses	1,799.3	1,442.7
Deferred revenue	1,025.5	634.3
Federal, state and foreign income taxes	752.9	793.7
Total current liabilities	5,259.6	4,368.6

Long-term debt, net	1,412.2	1,376.8
Other long-term liabilities	1,173.2	770.9

Stockholders' Equity	5,885.5	6,505.4

Total liabilities and stockholders' equity	$13,730.5	$13,021.7

Computer Sciences Corporation - Page 9	June 13, 2007

Consolidated Statements of Cash Flows
(unaudited)

	Twelve Months Ended
(In millions)	March 30,	March 31,
	2007	2006
		(As Restated)
Cash flows from operating activities:
Net income	$388.8	$528.1
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization and other non-cash charges	1,164.5	1,446.5
Gain on dispositions, net of taxes	(23.2)	(60.9)
Changes in assets and liabilities, net of effects of acquisitions:
Increase in assets	(562.8)	(454.9)
Decrease in liabilities	611.3	92.5

Net cash provided by operating activities	1,578.6	1,551.3

Investing activities:
Purchases of property and equipment	(685.9)	(826.9)
Acquisitions, net of cash acquired	(134.3)	(44.1)
Dispositions	2.8	0.5
Outsourcing contracts	(112.7)	(242.5)
Software	(154.2)	(151.1)
Other investing cash flows	211.6	140.1

Net cash used in investing activities	(872.7)	(1,124.0)

Financing activities:
Borrowings (repayment) under lines of credit, net	(21.5)	(22.4)
Principal payments on long-term debt	(40.8)	(8.5)
Proceeds from stock option and other common stock transactions	94.8	101.1
Excess tax benefit from stock-based compensation	12.1
Repurchase of common stock/acquisition of treasury stock	(1,000.0)	(227.7)
Other financing cash flows	(0.1)	6.8

Net cash provided by financing activities	(955.5)	(150.7)

Effect of exchange rate changes on cash and cash equivalents	9.0	3.8

Net decrease in cash and cash equivalents	(240.6)	280.4
Cash and cash equivalents at beginning of year	1,290.7	1,010.3

Cash and cash equivalents at end of period	$1,050.1	$1,290.7

Computer Sciences Corporation - Page 10	June 13, 2007

Non-GAAP Financial Measures

The following tables reconcile Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA); Earnings Before Interest and Taxes (EBIT); and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers. Management uses earnings before special items to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of earnings before special items (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing a reconciliation between earnings before special items and reported earnings.

GAAP Reconciliations
(In millions)

EBITDA / EBIT (unaudited)	Fourth Quarter Ended		Twelve Months Ended
	March 30,	March 31,	March 30,	March 31,
	2007	2006	2007	2006
		(As Restated)		(As Restated)
EBITDA and special items	$677.5	$594.6	$2,122.4	$2,052.5
Special items	36.2	25.3	316.1	77.3
EBITDA	641.3	569.3	1,806.3	1,975.2
Depreciation and amortization	284.4	279.5	1,073.6	1,091.8
EBIT	356.9	289.8	732.7	883.4
Interest, net	38.8	21.1	125.7	80.1
Income before taxes	318.1	268.7	607.0	803.3
Taxes on income	68.4	105.6	218.2	332.2
Income from continuing operations	249.7	163.1	388.8	471.1
Discontinued operations, net of taxes				61.3
Cumulative effect of change in accounting principle, net of taxes		(4.3)		(4.3)
Net income	$249.7	$158.8	$388.8	$528.1

Free Cash Flow (unaudited)	Twelve Months Ended
	March 30,	March 31,
	2007	2006
		(As Restated)
Free cash flow	$671.5	$462.9
Net cash used in investing activities	872.7	1,124.0
Acquisitions, net of cash acquired	(134.3)	(44.1)
Dispositions	2.8	0.5
Proceeds from redemption of preferred stock	126.5
Capital lease payments	39.4	8.0
Net cash provided by operating activities	$1,578.6	$1,551.3

Note:
Capital lease payments and proceeds from the sale of property and equipment (included in investing activities) are included in the calculation of free cash flow. Prior periods have been adjusted to conform with this presentation. Proceeds from the redemption of DynCorp preferred stock is included in other investing activities and is being excluded from the calculation of free cash flow.

The free cash flow for fiscal 2007 is net of $207 million of cash payments related to restructuring.

Computer Sciences Corporation - Page 11	June 13, 2007

Non-GAAP Financial Measures (continued)

Earnings per Share Reconciliation (unaudited)

The following table is presented to illustrate the impact of the special items on earnings per share. It also provides a reconciliation of the earnings per share amount relating this item to earnings per share for continuing operations. The earnings per share amounts presented below include non-GAAP measures. This table should be read in conjunction with the Consolidated Statements of Income within this release on which the GAAP earnings per share measures are presented. Earnings per share before special items provides a basis for comparing current operating performance to past and future operating performance. CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company's financial condition and results of operations as they provide another measure of the Company's profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers. Management uses earnings before special items to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of earnings before special items (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing a reconciliation between earnings before special items and reported earnings.

	Fourth Quarter Ended
	March 30, 2007		March 31, 2006
			(As Restated)
		EPS		EPS
	Amount	(diluted)	Amount	(diluted)
Net income and EPS (diluted), as reported	$249.7	$1.42	$158.8	$0.84
Add: Cumulative change in accounting principle			4.3	0.02

Income from total operations	249.7	1.42	163.1	0.86
Add back: Special items	25.0	0.14	15.2	0.08
Income from continuing operations before special items	$274.7	$1.56	$178.3	$0.94

Average common shares outstanding for diluted EPS		176.397		189.683

	Twelve Months Ended
	March 30, 2007		March 31, 2006
			(As Restated)
		EPS		EPS
	Amount	(diluted)	Amount	(diluted)
Net income and EPS (diluted), as reported	$388.8	$2.16	$528.1	$2.81
Less: Gain on discontinued operations			61.3	0.33
Add: Cumulative change in accounting principle			4.3	0.02

Income from total operations	388.8	2.16	471.1	2.51
Add back: Special items	262.0	1.46	48.3	0.26
Income from continuing operations before special items	$650.8	$3.62	$519.4	$2.76

Average common shares outstanding for diluted EPS		179.733		187.984

Notes:	All amounts are net of taxes.
Amounts are in millions except per-share amounts.
Per share amounts may not add due to rounding.